Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Pricing Supplement No. 0236 Dated October 21, 1999      Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                   File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Senior Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue

Co-Agents                PaineWebber Incorporated and Salomon
                         Smith Barney

Principal Amount:        PaineWebber Incorporated  $  43,927,000.00
                         Salomon Smith Barney      $  12,020,000.00
                         -----------------------   ----------------
                         Total                     $  55,947,000.00

Issue Price:                       100.0000%       $  55,947,000.00
Commission or Discount:              1.0000%       $     559,470.00
Proceeds to Company:                99.0000%       $  55,387,530.00

Original Issue Date:     October 26, 1999

Stated Maturity Date:    October 26, 2039

Cusip #:                 06050M-AD-9

Form:                    Book-entry only

Interest Rate:           Floating

Base rate:               LIBOR Telerate Page 3750

Index maturity:          90 days

Spread:                  -10.0 bps

Initial Interest Rate:   6.21875%

Interest Reset Period:   Quarterly, commencing on January 26,2000

Interest Reset Dates:    The 26th of each January, April, July, and October
                         commencing January 26, 2000

Interest Determination
  Date:                  Two London Banking Days preceding the Reset Date

Interest Payment Dates:  The 26th of each January, April, July, and October commencing January 26, 2000

May the Notes be redeemed by the Company prior
 to maturity?                                          No

May the notes be repaid prior to maturity at the option of the
 holder?                                               Yes (See below)

The notes will be subject to repayment at the option of the holder on the following repayment dates and following prices, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Company and Trustee.

                Repayment Date                 Price
               ----------------              ---------
               October 26, 2009                99.00%
               October 26, 2012                99.25%
               October 26, 2015                99.50%
               October 26, 2018                99.75%
               October 26, 2021 and on each   100.00%
                 third anniversary thereafter
                 to maturity

Discount Note?                                          No.